Filed Pursuant to Rule 424(b)(7)

Registration No. 333-142396

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated April 26, 2007)

6,245,466 Shares

Common Stock

This prospectus supplement no. 4 supplements the prospectus dated April 26, 2007 and supersedes, in its entirety, prospectus supplement no. 3, dated September 7, 2007, relating to the resale by selling securityholders of shares of our common stock that may be issuable upon exchange of the 4.125% Exchangeable Senior Debentures due 2026, of our Operating Partnership, Digital Realty Trust, L.P.

You should read this prospectus supplement no. 4 in conjunction with the prospectus. This prospectus supplement no. 4 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement no. 4 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement no. 4 supersedes information contained in the prospectus.

You should consider carefully the risk factors beginning on page 2 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before investing in the shares of common stock that may be issuable upon exchange of the debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement no. 4. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 4 is October 5, 2007.

The section entitled “Selling Securityholders” in the prospectus is superseded in its entirety with the following:

SELLING SECURITYHOLDERS

The 4.125% Exchangeable Senior Debentures due 2026, were originally issued by Digital Realty Trust, L.P., our operating partnership, and sold by the initial purchasers of the debentures in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the debentures. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling securityholders, may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the debentures. Information about selling securityholders is set forth in this prospectus, and information about additional selling securityholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

The following table sets forth information, as of October 2, 2007, with respect to the selling securityholders and the maximum number of shares of our common stock that could become beneficially owned by each selling securityholder should we issue shares of our common stock to such selling securityholder that may be offered pursuant to this prospectus upon the exchange of the debentures. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange of the debentures. The number of shares of our common stock issuable upon the exchange of the debentures shown in the table below assumes exchange of the full amount of debentures held by each selling securityholder at the maximum exchange rate of 36.2056 shares of our common stock per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share (the initial exchange rate of the debentures is 30.6828 shares of our common stock per $1,000 principal amount of debentures). The exchange rate on the debentures is subject to adjustment in certain events. Accordingly, the maximum number of shares of our common stock issuable upon the exchange of the debentures may increase or decrease from time to time. In addition, due to the exchange settlement provisions of the debentures, we may not be required to issue the maximum number of shares of our common stock upon any exchanges of debentures. The percent of shares of common stock beneficially owned following the exchange is based on 60,721,750 shares of common stock outstanding as of October 2, 2007.

Name(1)	Shares of Common Stock Beneficially Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding Debentures(2)	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock Offered(4)	Common Stock Beneficially Owned after Resale
			Shares	Percent(3)		Shares	Percent
1976 Distribution Trust FBO A.R. Lauder (5)	—	181	181	*	181	—	*
2000 Revocable Trust FBO A.R. Lauder (5)	—	144	144	*	144	—	*
AHFP Context (6)	—	24,438	24,438	*	24,438	—	*
Alcon Laboratories (5)	—	16,690	16,690	*	16,690	—	*
Altma Fund Sicav plc in respect of the Grafton Sub Fund (6)	—	114,952	114,952	*	114,952	—	*
Amaranth LLC (7)	15,600	117,668	133,268	*	117,668	15,600	*
Arkansas Teacher Retirement (8)	—	226,466	226,466	*	226,466	—	*
Arlington County Employees Retirement System (5)	—	23,931	23,931	*	23,931	—	*
Baptist Health of South Florida (8)	—	39,283	39,283	*	39,283	—	*
Basso Fund Ltd. (9)	—	8,182	8,182	*	8,182	—	*
Basso Holdings Ltd. (9)	—	190,006	190,006	*	190,006	—	*

Name(1)	Shares of Common Stock Beneficially Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding Debentures(2)	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock Offered(4)	Common Stock Beneficially Owned after Resale
			Shares	Percent(3)		Shares	Percent
Basso Multi-Strategy Holding Fund Ltd. (9)	—	38,595	38,595	*	38,595	—	*
Black Diamond Convertible Offshore LDC (10)	—	72,411	72,411	*	72,411	—	*
Black Diamond Offshore Ltd. (10)	—	24,981	24,981	*	24,981	—	*
BMO Nesbitt Burns, Inc. (11)	—	128,529	128,529	*	128,529	—	*
British Virgin Islands Social Security Board (5)	—	5,539	5,539	*	5,539	—	*
Casam Context Offshore Advantage Fund Limited (6)	—	56,118	56,118	*	56,118	—	*
CB Richard Ellis Investors, LLC (12)	—	24,852	24,852	*	24,852	—	*
Cincinnati Insurance Company (13)	—	5,430	5,430	*	5,430	—	*
Citigroup Global Markets, Inc. (14)	—	36,205	36,205	*	36,205	—	*
City University of New York (5)	—	4,779	4,779	*	4,779	—	*
CNH CA Master Account, L.P. (15)	—	99,565	99,565	*	99,565	—	*
Columbia Convertible Securities Fund (16)	—	98,841	98,841	*	98,841	—	*
Continental Assurance Company on Behalf of Its Separate Account (E) (17)	—	94,134	94,134	*	94,134	—	*
Convertible Securities Fund (16)	—	724	724	*	724	—	*
Context Advantage Master Fund, L.P. (6)	—	383,779	383,779	*	383,779	—	*
CSS, LLC (44)	—	217,233	217,233	*	217,233	—	*
CQS Convertible and Quantitative Strategies Master Fund (18)	—	90,514	90,514	*	90,514	—	*
Daimler Chrysler Corp. Emp. #1 Pension Plan dated 4/1/89 (19)	—	45,655	45,655	*	45,655	—	*
D.E. Shaw Valence Portfolios, L.L.C. (20)	—	181,028	181,028	*	181,028	—	*
Double Black Diamond Offshore LDC (10)	—	156,046	156,046	*	156,046	—	*
Ellington Overseas Partners, LTD (21)	—	72,411	72,411	*	72,411	—	*
Engineers Joint Pension Fund (8)	—	15,387	15,387	*	15,387	—	*
Finch Tactical Plus Class B (6)	—	17,197	17,197	*	17,197	—	*
Five Sticks, L.P. (9)	—	16,654	16,654	*	16,654	—	*
FPL Group Employee Pension Plan (19)	—	17,595	17,595	*	17,595	—	*
Franklin and Marshall College (19)	—	1,086	1,086	*	1,086	—	*
Froley Revy Alternative Strategies (22)	—	18,102	18,102	*	18,102	—	*
Grable Foundation (5)	—	2,461	2,461	*	2,461	—	*
Grady Hospital (5)	—	3,005	3,005	*	3,005	—	*
Guardian Pension Trust (23)	—	18,102	18,102	*	18,102	—	*
Harry M. & Violet Turner Charitable Trust (24)	—	3,620	3,620	*	3,620	—	*
HBK Master Fund L.P. (25)	—	63,359	63,359	*	63,359	—	*
Highbridge International LLC (26)	—	543,084	543,084	*	543,084	—	*
Independence Blue Cross (5)	—	16,401	16,401	*	16,401	—	*
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series (6)	—	17,197	17,197	*	17,197	—	*
Institutional Benchmarks Series (Master Feeder) Limited in Respect of the Grafton Sub Fund (6)	—	8,146	8,146	*	8,146	—	*
JMG Capital Partners, LP (27)	—	391,020	391,020	*	391,020	—	*
KBC Convertibles MAC28 Limited (28)	—	28,964	28,964	*	28,964	—	*

Name(1)	Shares of Common Stock Beneficially Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding Debentures(2)	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock Offered(4)	Common Stock Beneficially Owned after Resale
			Shares	Percent(3)		Shares	Percent
KBC Diversified Fund, a Segregated Portfolio of KBC Diversified Fund, SPC (28)	—	57,928	57,928	*	57,928	—	*
KBC Financial Products USA Inc. (29)	—	253,439	253,439	*	253,439	—	*
LDG Limited (30)	—	12,092	12,092	*	12,092	—	*
Lehman Brothers (45)	—	217,233	217,233	*	217,233	—	*
Lyxor/Context Fund LTD (6)	—	52,498	52,498	*	52,498	—	*
Lyxor Quest Fund LTD (31)	—	108,616	108,616	*	108,616	—	*
McMahan Securities Co. L.P. (46)	—	18,102	18,102	*	18,102	—	*
Merrill Lynch, Pierce, Fenner and Smith (32)	—	155,684	155,684	*	155,684	—	*
Mohican VCA Naster Fund, Ltd. (33)	—	99,565	99,565	*	99,565	—	*
Morgan Stanley Convertible Securities Trust (34)	—	12,671	12,671	*	12,671	—	*
New Orleans Firefighters (5)	—	2,787	2,787	*	2,787	—	*
Nicholas Applegate U.S. Convertible Fund (8)	—	66,256	66,256	*	66,256	—	*
NJF DIV, INT, Prem Strategy (8)	—	343,953	343,953	*	343,953	—	*
Occidental Petroleum (5)	—	10,644	10,644	*	10,644	—	*
Police & Firefighters of the City of Detroit (5)	—	16,292	16,292	*	16,292	—	*
Polygon Global Opportunities Master Fund (35)	—	99,565	99,565	*	99,565	—	*
Promutual (5)	—	30,195	30,195	*	30,195	—	*
Quest Global Convertible Master Fund LTD (31)	—	36,205	36,205	*	36,205	—	*
Rampart Enhanced Convertible Investors, LLC (36)	—	8,073	8,073	*	8,073	—	*
RBC Capital Markets (37)	—	108,616	108,616	*	108,616	—	*
Rhythm Fund, Ltd. (28)	—	57,928	57,928	*	57,928	—	*
San Diego City Retirement (8)	—	68,971	68,971	*	68,971	—	*
San Diego County Convertible (8)	—	60,644	60,644	*	60,644	—	*
San Francisco Public Employees Retirement System (5)	—	47,284	47,284	*	47,284	—	*
Silvercreek L.P. (38)	—	362,056	362,056	*	362,056	—	*
Silvercreek II Limited (38)	—	253,439	253,439	*	253,439	—	*
Steelhead Pathfinder Fund L.P. (39)	—	54,308	54,308	*	54,308	—	*
Suttonbrook Capital Portfolio, L.P. (40)	—	1,375,812	1,375,812	2.22%	1,375,812	—	*
TQA Master Fund, Ltd. (30)	—	94,713	94,713	*	94,713	—	*
TQA Master Plus Fund, Ltd. (30)	—	43,157	43,157	*	43,157	—	*
Trustmark (5)	—	10,463	10,463	*	10,463	—	*
Van Kampen Harbor Fund (41)	—	23,533	23,533	*	23,533	—	*
Vicis Capital Master Fund (42)	—	117,668	117,668	*	117,668	—	*
Worldwide Transactions Ltd. (6)	—	14,482	14,482	*	14,482	—	*
Wyoming State Treasurer (8)	—	46,886	46,886	*	46,886	—	*
Zerbst 2003 Family Trust (43)	—	2,862	2,862	*	2,862	—	*
Zurich Institutional Benchmarks Master Fund, Ltd. (30)	—	22,013	22,013	*	22,013	—	*
Total	15,600	6,245,466	6,261,066	9.33%	6,245,466	15,600	*

*	Less than one percent of the outstanding shares of common stock.

(1)	Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment.

(2)	The maximum aggregate number of shares of common stock that may be sold under this prospectus will not exceed 6,245,466.

(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 60,721,750 shares of common stock outstanding as of October 2, 2007. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of common stock held by that particular holder and excluded the number of shares of common stock held by any other holder.

(4)	Assumes that all of the shares of common stock have been sold by the selling securityholders. Based upon this assumption, no selling securityholder will beneficially own greater than one percent of our common stock after completion of the offering.

(5)	Tracy Maitland has the power to direct the voting and disposition of the securities held by 1976 Distribution Trust FBO A.R. Lauder, 2000 Revocable Trust FBO A.R. Lauder, Alcon Laboratories, Arlington County Employees Retirement System, British Virgin Islands Social Security Board, City University of New York, Grable Foundation, Grady Hospital, Independence Blue Cross, New Orleans Firefighters, Occidental Petroleum, Police & Firefighters of the City of Detroit, Promutual, San Francisco Public Employees Retirement System, and Trustmark.

(6)	Michael S. Rosen and William D. Fertig share the power to direct the voting and disposition of the securities held by AHFP Context, Altma Fund Sicav plc in respect of the Grafton Sub Fund, Casam Context Offshore Advantage Fund Limited, Context Advantage Maser Fund L.P., Finch Tactical Plus Class B, Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series, Institutional Benchmarks Series (Master Feeder) Limited in Respect of the Grafton Sub Fund, Lyxor/Context Fund LTD, and Worldwide Transactions, Ltd.

(7)	Amaranth Advisors LLC, the Trading Advisor for Amaranth LLC, exercises dispositive powers with respect to the Notes, and voting and/or dispositive power with respect to the common stock underlying the Notes. Amaranth Advisors LLC has designated authorized signatories who will sign on behalf of Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors LLC.

(8)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment company registered under the Investment Company Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate. This selling security holder has delegated full investment authority to Nicholas-Applegate, as investment advisor, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA.

(9)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd., Basso Holdings Ltd., Basso Multi-Strategy Holding Fund Ltd., and Five Sticks, L.P. (collectively, the “Basso Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has the ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims ultimate beneficial ownership of the shares.

(10)	Clint D. Carlson has the power to direct the voting and disposition of the securities held by Black Diamond Convertible Offshore LDC, Black Diamond Offshore Ltd., and Double Black Diamond Offshore LDC.

(11)	BMO Nesbitt Burns, Inc. is a subsidiary of The Bank of Montreal, a publicly held entity.

(12)	CB Richard Ellis Group, Inc., a publicly held entity, has the power to direct the voting and disposition of the securities held by CB Richard Ellis Investors, LLC.

(13)	Cincinnati Insurance Company is a subsidiary of Cincinnati Financial Corporation, a publicly held entity.

(14)	Citigroup Global Markets, Inc. is a subsidiary of Citigroup, Inc., a publicly held entity.

(15)	CNH Partners, LLC is Investment Advisor of the Selling Security Holder and has sole voting and dispositive power over the securities. Investment principals for the Investment Advisor are Robert Krail, Mark Mitchell, and Todd Pulvino.

(16)	Yanfang (Emma) Yan, Director and Senior Portfolio Manager, has the power to direct the voting and disposition of the securities held by Columbia Convertible Securities Fund, and Convertible Securities Fund.

(17)	Continental Assurance Company on Behalf of Its Separate Account (E) is a subsidiary of CNA Financial and Loews Corporation, both publicly held entities.

(18)	Alan Smith, Blair Gauld, Denis Hunter, Karla Bodden, and Tim Rogers share the power to direct the voting and disposition of the securities held by CQS Convertible and Quantitative Strategies Master Fund.

(19)	Palisade Capital Management, LLC is the investment adviser of Daimler Chrysler Corp. Emp. #1 Pension Plan dated 4/1/89, FPL Group Employee Pension Plan, and Franklin and Marshall College. Jack Feiler, Chief Investment Officer of Palisade Capital Management, LLC, has the power to direct the voting and disposition of the securities held by Daimler Chrysler Corp. Emp. #1 Pension Plan dated 4/1/89, FPL Group Employee Pension Plan, and Franklin and Marshall College.

(20)

D.E. Shaw & Co. L.P. is the managing member and investment adviser of D.E. Shaw Valence Portfolios, L.L.C. and has voting control and investment discretion over the securities held by D.E. Shaw Valence Portfolios, L.L.C. Julius

Gaudio, Eric Wepsic and Anne Dinning of D.E. Shaw & Co. L.P., or their designees, have the power to direct the voting and disposition of the securities held by D.E. Shaw Valence Portfolios, L.L.C. on D.E. Shaw & Co. L.P.’s behalf.

(21)	Ellington Management Group, LLC is the investment adviser of Ellington Overseas Partners, LTD. Michael Vranos, principal of Ellington Management Group, LLC, has voting control and investment discretion over the securities held by Ellington Overseas Partners, LTD. Mr. Vranos disclaims beneficial ownership over the securities held by Ellington Overseas Partners, LTD except to the extent of any indirect ownership interest he may have in such securities through his economic participation in Ellington Overseas Partners, LTD.

(22)	Ann Houlihan has the power to direct the voting and disposition of the securities held by Froley Revy Alternative Strategies.

(23)	John Murphy, managing director of Guardian Life Insurance Company of America has the power to direct the voting and disposition of the securities held by Guardian Pension Trust.

(24)	Steven A. Soloria has the power to direct the voting and disposition of the securities held by the Harry M. & Violet Turner Charitable Trust.

(25)	HBK Investments L.P. has voting control and investment discretion over the securities held by HBK Master Fund L.P. pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P. Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar have the power to direct the voting and disposition of the securities held by HBK Master Fund L.P.

(26)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has the power to direct the voting and disposition of the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and having voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(27)	JMG Capital Management, LLC is the general partner and investment adviser of JMG Capital Partners, L.P. and has the power to direct the voting and disposition of the securities held by JMG Capital Partners, L.P. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser, the executive officer and director of JMG Capital Management, Inc. has sole investment discretion over JMG Capital Partners, L.P.’s portfolio holdings.

(28)	Carlo Georg, Chief Investment Officer of KBC Alternative Investment Management Limited, has the power to direct the voting and disposition of the securities held by KBC Convertibles MAC28 Limited, KBC Diversified Fund, a Segregated Portfolio of KBC Diversified Fund, SPC, and Rhythm Fund, Ltd.

(29)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly traded entity.

(30)	TQA Investors LLC has sole investment power and shared voting power over the securities held by LDG Limited, TQA Master Fund, Ltd., TQA Master Plus Fund, Ltd., and Zurich Institutional Benchmarks Master Fund, Ltd.. John Idone, Paul Bucci, Darren Langis and Andrew Anderson are members of TQA Investors LLC.

(31)	Quest Investment Management, LLC has the power to direct the voting and disposition of the securities held by Lyxor Quest Fund LTD, and Quest Global Convertible Master Fund LTD. The managers with investment authority of Quest Investment Management, LLC are Frank Campana and James Doolin.

(32)	Tim Reilly has the power to direct the voting and disposition of the securities held by Merrill Lynch, Pierce, Fenner and Smith.

(33)	Eric Hage and Daniel Hage share the power to direct the voting and disposition of the securities held by Mohican VCA Naster Fund, Ltd.

(34)	Morgan Stanley Convertible Securities Trust is an investment company, subject to the Investment Company Act of 1940.

(35)	Polygon Investment Partners LP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investment Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Griffith, Reade E. Griffith and Patrick G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(36)	Jack Feiler, Chief Investment Officer of Palisade Capital management, LLC, acts as the Investment Advisor with the power to direct the voting and disposition of the securities held by Rampart Enhanced Convertible Investors, LLC.

(37)	RBC Capital Markets is an investment company, subject to the Investment Company Act of 1940.

(38)	Louise Morwick, President of Silvercreek Management, Inc., and Bryn Joynt, Vice-President of Silvercreek Management, Inc., share the power to direct the voting and disposition of the securities held by Silvercreek L.P. and Silvercreek II Limited.

(39)	Michael Johnson and Brian K. Klein, Managing Members of Steelhead Partners LLC (the General Partner of Steelhead Pathfinder Fund LP), share the power to direct the voting and disposition of the securities held by Steelhead Pathfinder L.P.

(40)	Suttonbrook Capital Management L.P. is the investment manager of Suttonbrook Capital Portfolio L.P. John London and Steve Weinstein are the natural persons with control over Suttonbrook Capital Management L.P.

(41)	Van Kampen Asset Management, as the selling security holder’s investment advisor, has discretionary authority to direct the voting and disposition of the securities held by Van Kampen Harbor Fund, an investment company, subject to the Investment Company Act of 1940.

(42)	Shad Stastney, John Succo, and Sky Lucas share the power to direct the voting and disposition of the securities held by Vicis Capital Master Fund.

(43)	Robert H. Zerbst, as Trustee, has the power to direct the voting and disposition of the securities held by Zerbst 2003 Family Trust.

(44)	Nicholas D. Schoewe and Clayton A. Struve share the power to direct the voting and disposition of the securities held by CSS, LLC.

(45)	Lehman Brothers is an investment company, subject to the Investment Company Act of 1940.

(46)	David Bruce McMahan has the power to direct the voting and disposition of the securities held by McMahan Securities Co. L.P.